UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2009

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5524 East Fourth Street, Tucson, Arizona	85711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2009, the board of directors of The Providence Service Corporation (the “Company”) approved the termination of employment of John Shermyen as the Company’s chief strategic officer effective December 31, 2009. Mr. Shermyen will continue to serve the Company as a consultant pursuant to the terms of a consulting agreement entered into between Logisticare Solutions, LLC, a wholly-owned subsidiary of the Company, and Mr. Shermyen on December 4, 2009 (the “Consulting Agreement”). Mr. Shermyen will receive a monthly consulting fee equal to the insurance premium charged to Mr. Shermyen to continue the health benefits pursuant to his COBRA rights during the term of the Consulting Agreement. In addition, Mr. Shermyen will be paid a per diem fee of $1,000.00 for each day he is required to travel for meetings plus reimbursement for related travel expenses.

Mr. Shermyen previously agreed to work for the Company for two years following the Company’s acquisition of Charter LCI Corporation (a non-emergency transportation management services business), including its subsidiaries (collectively “LogistiCare”) in December 2007. As a result of his change in employment status, Mr. Shermyen will be eligible to receive certain benefits under the terms of Section 7(c) of his existing employment agreement with the Company. As previously disclosed, on May 20, 2009, Herman Schwarz was appointed to serve as chief executive officer of LogistiCare replacing Mr. Shermyen in this position. The Company is grateful for Mr. Shermyen’s contribution to the integration of the Company’s non-emergency transportation management services into its consolidated operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: December 7, 2009	By:	/S/ MICHAEL N. DEITCH
	Name:	Michael N. Deitch
	Title:	Chief Financial Officer